Exhibit 99.1

PRESS RELEASE

For Immediate Release

Cowen Group, Inc. Announces Third Quarter 2006 Results

New York, November 7, 2006 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended September 30, 2006.

Total revenue for the quarter ended September 30, 2006 was $60.2 million, representing a decrease of 22.7% from $77.9 million in the prior year period.  For the quarter ended September 30, 2006, the Company reported a net loss of $11.4 million, or $0.88 per share, a decrease of $16.5 million compared to net income of $5.1 million in the prior year period.  The Company’s adjusted operating loss for the third quarter of 2006 was $2.0 million. (See “Financial Measures” below for a discussion of adjusted operating income.)

Total revenue for the nine months ended September 30, 2006 was $247.6 million, representing an increase of 15.9% from $213.7 million for the prior year period.  For the nine months ended September 30, 2006, net income was $30.7 million, an increase of $18.0 million, or 141.7%, compared to net income of $12.7 million for the nine months ended September 30, 2005.  For the nine months ended September 30, 2006, income before taxes of $32.1 million included the effects of a one-time $24.8 million gain related to the Company’s New York Stock Exchange membership seats and consideration received upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc.  The Company’s adjusted operating income for the nine months ended September 30, 2006 was $20.2 million.

 “In the third quarter, we made strong progress in transitioning our business and laying the foundation for our future performance.  While this was a challenging quarter, due to a substantial slowdown in public capital raising both in our target sectors and the overall market, we are well positioned going into the fourth quarter, where we have already seen a solid increase in activity,” said Kim Fennebresque, Chairman and Chief Executive Officer.  “We are excited about the recent personnel investments that will help us achieve our strategic vision for growth. Since the second quarter Don Meltzer has joined us as the new Head of Investment Banking and we have added two senior bankers in our life sciences sector.  In addition, we have selectively expanded into complementary businesses with the hiring of Malcolm MacColl, Head of Asset Management, and Robert Roden, Head of our newly formed Leveraged Finance Group.  I am confident that these exceptional executives will be strong contributors to our firm as we continue to build out our existing business.”

Results of Operations

Investment Banking

The quarter’s results were driven by decreased public capital raising activities both in the Company’s target sectors and the overall market as well as decreased strategic advisory fees.  Investment banking revenue was $18.3 million for the third quarter of 2006, down 48.0% from $35.2 million in the third quarter of 2005.

•      Equity underwriting revenue was $5.0 million, down 65.0% from $14.3 million in the prior year period.  The decrease was a result of decreased transaction volume both in Cowen’s target sectors and the overall market.  In the third quarter of 2006, the Company lead managed two offerings and co-managed three offerings of equity and convertible securities for five companies, raising proceeds of approximately $935.8 million.  In the third quarter of 2005, the Company lead managed two offerings and co-managed 13 offerings of equity and convertible securities for 15 companies, raising proceeds of approximately $2.5 billion.

•      Private placement revenue was $8.0 million in the third quarter of 2006, an increase of $0.1 million, or 1.3%, compared to $7.9 million in the third quarter of 2005.  For the third quarter of 2006, the Company completed five private transactions with an average transaction size of $20.4 million.  For the third quarter of 2005, the Company completed five transactions with an average transaction size of $20.5 million.

•      Strategic advisory fees were $5.3 million in the third quarter of 2006, a decrease of $7.7 million, or 59.2%, compared to $13.0 million in the third quarter of 2005.  The decrease was primarily the result of two relatively large transactions that closed in the third quarter of 2005. The Company acted as an advisor on six strategic advisory transactions that closed in the third quarter of 2006, compared to four strategic advisory transactions that closed in the third quarter of 2005.

Sales and Trading

Sales and trading revenue was $37.5 million for the third quarter of 2006, essentially unchanged compared to the prior year period.  Commissions remained relatively flat at $23.3 million with increased trading volume substantially offset by decreased commission rates.  Similarly, principal transactions remained flat at $14.2 million with increased trading volume offset by a reduction in transaction rates.

Interest and Dividend Income

Interest and dividend income was $2.9 million for the three months ended September 30, 2006, a decrease of $1.1 million, or 27.5%, compared with $4.0 million in the three months ended September 30, 2005.  The decrease resulted primarily from lower average interest bearing assets in the third quarter of 2006 compared with the third quarter in 2005, partially offset by higher average interest rates during the third quarter of 2006.

Other

Other revenue for the third quarter of 2006 was $1.5 million, a increase of $0.3 million, or 25.0%, compared to $1.2 million in the third quarter of 2005.  The increase was primarily attributable to the addition of equity research fee income offset by a decrease in fees for managing a portfolio of merchant banking assets and venture capital investments.

Compensation Expense

Employee compensation and benefits expense was $45.0 million for the three months ended September 30, 2006, an increase of $2.6 million, or 6.1%, compared with $42.4 million for the three months ended September 30, 2005. This increase was attributable to $7.5 million of expense related to the accelerated vesting of deferred compensation plans that terminated as a result of the Company’s separation from Société Générale and $2.6 million of expense associated with the initial grant of equity to the Company’s employees in connection with our initial public offering.  Excluding these expenses, compensation and benefit expense represented 58% of revenue.

Non-Compensation Expense

Non-compensation expense was $27.3 million for the third quarter of 2006, a decrease of $2.6 million, or 8.7%, compared with $29.9 million in the third quarter of 2005.  The decrease was primarily attributable to a decrease in litigation and related costs as well as a decrease in service fees as a result of our separation from Société Générale. These decreases were partially offset by increases in floor brokerage and trade execution due to higher trading volumes and increased pricing under our clearing agreement with Société Générale, higher occupancy expense as a result of entering into a sub-lease with Société Générale for our New York location and higher depreciation and amortization expense associated with the buildout of space in anticipation of our separation from Société Générale.

Provision for Taxes

The benefit for taxes was $0.7 million for the three months ended September 30, 2006, which equals an effective tax rate of 5.4%, compared to a tax provision of $0.5 million in the third quarter of 2005, which equals an effective tax rate of 8.7%.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management. Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Investors Conference Call

Kim Fennebresque, Chairman and Chief Executive Officer, and Thomas Conner, Chief Financial Officer, will host a conference call to discuss third quarter financial results on Tuesday, November 7, 2006, at 9:00 am EST.  This call can be accessed by dialing 1-800-573-4752 domestic and 1-617-224-4324 international. The passcode for the call is 85642962. A replay of the call will be available beginning at 11:00 am EST on November 7, 2006 through November 14, 2006.  To listen to the replay, please call 1-888-286-8010 domestically or 1-617-801-6888 internationally.  The passcode for this call is 26660603.  The call can also by accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group Inc.

Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications and consumer.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Prospectus as filed with the Securities and Exchange Commission on July 14, 2006.  The Prospectus is available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Cowen Group, Inc.

Unaudited Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2006 and 2005

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
	(dollars in thousands)
Revenues
Investment banking	$18,312	$35,178	$111,228	$90,357
Commissions	23,320	23,306	69,544	69,832
Principal transactions	14,209	14,240	48,989	37,914
Interest and dividend income	2,919	3,972	14,574	11,607
Other	1,440	1,219	3,275	3,957
Total revenues	60,200	77,915	247,610	213,667
Expenses
Employee compensation and benefits	44,999	42,434	156,575	117,616
Floor brokerage and trade execution	3,183	2,434	8,409	7,544
Service fees, net	3,597	4,893	13,216	14,086
Communications	5,889	5,803	17,975	17,547
Occupancy and equipment	4,522	3,712	13,257	11,364
Marketing and business development	2,975	3,162	9,165	9,029
Litigation and related costs	1,157	4,176	3,064	5,258
Depreciation and amortization	617	375	1,611	1,128
Interest	245	146	649	421
Other	5,085	5,175	16,354	15,764
Total expenses	72,269	72,310	240,275	199,757
Operating (loss) income	(12,069)	5,605	7,335	13,910
Gain on exchange memberships	—	—	24,832	—
(Loss) income before income taxes	(12,069)	5,605	32,167	13,910
(Benefit) provision for income taxes	(655)	488	1,466	1,211
Net (loss) income	$(11,414)	$5,117	$30,701	$12,699
Weighted average common shares outstanding:
Basic earnings per share	12,902	12,900	12,901	12,900
Diluted earnings per share	12,902	12,900	12,901	12,900
Earnings per share:
Basic earnings per share	$(0.88)	$0.40	$2.38	$0.98
Diluted earnings per share	$(0.88)	$0.40	$2.38	$0.98

Cowen Group, Inc.

Reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income

Three and Nine Months Ended September 30, 2006

	September 30, 2006
	Three Months	Nine Months
	Ended	Ended
	(dollars in millions)

Operating (loss) income	$(12.1)	$7.3
Exclusion of net deferred compensation plan expenses	7.5	10.3
Exclusion of compensation expense related to IPO awards	2.6	2.6
Adjusted Operating (loss) income	$(2.0)	$20.2

SOURCE:	Cowen Group, Inc.

CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719
Website: www.cowen.com